Exhibit 99.1

USANA Health Sciences Reports Second Quarter 2019 Results

  Second quarter net sales of $256.0 million
  Second quarter net earnings of $21.4 million, or $0.91 per diluted share
  Company reiterates 2019 Net Sales and EPS outlook provided on July 2, 2019
  Conference call on July 24, 2019 at 11 a.m. ET

SALT LAKE CITY--(BUSINESS WIRE)--July 23, 2019--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal second quarter ended June 29, 2019.

Financial Performance

Second quarter 2019 net sales were $256.0 million, compared with $301.5 million in the prior-year period, or a 15.1% decrease year-over-year. The Company’s financial performance for the quarter was impacted, as noted in the pre-release of results on July 2, by the continuing challenging consumer environment in China. In addition, the strengthening of the U.S. dollar unfavorably impacted net sales by $12.4 million for the quarter. The Company’s total number of active customers at the end of the second quarter was 555,000, compared to 597,000 in the prior-year period.

Second quarter net earnings were $21.4 million, or $0.91 per diluted share, compared with $33.9 million, or $1.36 per share during the prior-year period.

“The continuing challenging market environment in China was the major factor that impacted our second quarter results,” said Kevin Guest, Chief Executive Officer. “During the second quarter, we offered promotions and incentives in China that have historically generated meaningful sales and customer growth. However, the contribution of these promotions was significantly lower than we anticipated, which we believe is due to the low consumer sentiment toward health products in China. We believe it could take several months for consumer sentiment and our momentum to improve in China. We remain optimistic in our long-term growth potential in this important market and our other markets around the world.”

Regional Results

Net sales in the Asia Pacific region decreased by 14.9% to $205.5 million for the second quarter of 2019. On a constant currency-basis, net sales in the Asia Pacific region decreased 10.1% during the second quarter of 2019. The total number of active customers in the Asia Pacific region decreased by 5.7% year-over-year. Within Asia Pacific, net sales:

  Decreased 23.2% in Greater China (down 18.3% on a constant currency basis);
  Decreased 1.5% in Southeast Asia Pacific (up 1.8% on a constant currency basis); and
  Increased 18.9% in North Asia (up 28.0% on a constant currency basis).

Active customers decreased by 12.3% in Greater China. In Southeast Asia Pacific and North Asia, Active customers increased by 2.9% and 27.0%, respectively.

Net sales in the Americas and Europe region decreased by 15.6% to $50.5 million for the second quarter of 2019, primarily due to an 11.6% decrease in active customers.

“We will continue to execute our 2019 strategy during the second half of the year, which includes introducing new products and planned promotional activity across our markets,” continued Mr. Guest. “We have tailored our plan to ensure that we have strategic offerings in the appropriate markets at the appropriate times to generate momentum in the business. Overall, we remain confident in the strategies we are pursuing for the long-term health of our business.”

Share Repurchase Program Update

During the quarter, the Company repurchased 367,800 shares of common stock for $27.6 million and ended with weighted average diluted shares outstanding of 23.4 million. The Company continues to have a strong balance sheet with no debt and $234.4 million in cash and short-term securities. As of June 29, 2019, there was $122.4 million remaining under the current share repurchase authorization.

Outlook

The Company reiterated the following consolidated net sales and earnings per share outlook for fiscal year 2019:

  Consolidated net sales between $1.02 billion and $1.06 billion;
  Earnings per share between $3.70 and $4.10.

The Company’s outlook for the year reflects:

  An estimated operating margin of between 11.9% and 12.7%;
  An effective tax rate of approximately 34%;
  An annualized diluted share count of approximately 22.7 million, which anticipates future share repurchase activity in 2019; and
  An unfavorable impact on net sales of approximately $25 million related to a stronger U.S. dollar.

Chief Financial Officer Doug Hekking commented, “Due to the lower-than-expected results in the first half of the year, we expect our operating margin for fiscal 2019 to be lower than our typical rate. While we are actively working to better align our cost structure with our sales performance, we plan to continue making the necessary investments to execute our long-term growth strategies.”

Internal Investigation of China Operations

As the Company first disclosed in February 2017, it is voluntarily conducting an internal investigation of its China operations, BabyCare Ltd. The investigation focuses on compliance with the Foreign Corrupt Practices Act and certain conduct and policies at BabyCare, including BabyCare’s expense reimbursement policies. The Audit Committee of the Company’s Board of Directors has assumed direct responsibility for reviewing these matters and has hired experienced counsel to conduct the investigation. While the Company does not believe that the subject amounts are quantitatively material, or will materially affect its financial statements, it cannot currently predict the outcome of the investigation on its business, results of operations, or financial condition. The Company’s internal investigation is substantially complete, however the Company continues to cooperate with the Securities and Exchange Commission and the United States Department of Justice. The Company cannot currently predict the duration, scope, or result of the investigation.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (http://ir.usana.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, July 24, 2019 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: regulatory risk in China following the Chinese government’s 100-day review of the health product and direct selling industries; continued negative media coverage in China following the Chinese government’s 100-day review of these industries; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and marketing activities; adverse publicity risks globally; risks associated with our international expansion and operations; and risks associated with the internal investigation into BabyCare’s operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

USANA Health Sciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	30-Jun-18	29-Jun-19	30-Jun-18	29-Jun-19

Net sales	$ 301,460	$ 256,016	$ 593,458	$ 529,006
Cost of sales	49,991	46,494	99,366	92,395
Gross profit	251,469	209,522	494,092	436,611

Operating expenses
Associate incentives	132,790	111,511	262,152	234,041
Selling, general and administrative	67,537	66,854	137,669	136,409

Earnings from operations	51,142	31,157	94,271	66,161

Other income	388	1,355	1,250	2,645
Earnings before income taxes	51,530	32,512	95,521	68,806

Income taxes	17,623	11,134	32,668	23,256

NET EARNINGS	$ 33,907	$ 21,378	$ 62,853	$ 45,550

Earnings per share - diluted	$ 1.36	$ 0.91	$ 2.56	$ 1.93
Weighted average shares outstanding - diluted	24,841	23,370	24,557	23,648

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)

	As of	As of
ASSETS	29-Dec-18	29-Jun-19
Current Assets		(Unaudited)
Cash and cash equivalents	$214,326	$231,353
Securities held-to-maturity, net	63,539	2,999
Inventories	81,948	88,127
Prepaid expenses and other current assets	32,522	26,304
Total current assets	392,335	348,783

Property and equipment, net	92,025	92,637
Goodwill	16,815	16,829
Intangible assets, net	31,811	31,129
Deferred income taxes	3,348	5,473
Other assets	18,129	37,550
Total assets	$554,463	$532,401

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,947	$11,694
Other current liabilities	138,739	117,065
Total current liabilities	148,686	128,759

Deferred income taxes	13,367	5,787
Other long-term liabilities	1,264	13,699

Stockholders' equity	391,146	384,156
Total liabilities and stockholders' equity	$554,463	$532,401

USANA Health Sciences, Inc.
Sales by Region
(unaudited)
(in thousands)
	Quarter Ended
	30-Jun-18		29-Jun-19		Change from prior year		Currency impact on sales	% change excluding currency impact

Asia Pacific
Greater China	$167,841	55.6%	$128,946	50.3%	$(38,895)	(23.2%)	$(8,170)	(18.3%)
Southeast Asia Pacific	54,771	18.2%	53,960	21.1%	(811)	(1.5%)	(1,818)	1.8%
North Asia	18,986	6.3%	22,575	8.8%	3,589	18.9%	(1,731)	28.0%
Asia Pacific Total	241,598	80.1%	205,481	80.2%	(36,117)	(14.9%)	(11,719)	(10.1%)

Americas and Europe	59,862	19.9%	50,535	19.8%	(9,327)	(15.6%)	(659)	(14.5%)

	$301,460	100.0%	$256,016	100.0%	$(45,444)	(15.1%)	$(12,378)	(11.0%)

Active Associates by Region(1)
(unaudited)

	As of
	30-Jun-18		29-Jun-19

Asia Pacific
Greater China	111,000	38.0%	102,000	35.8%
Southeast Asia Pacific	85,000	29.1%	87,000	30.5%
North Asia	26,000	8.9%	33,000	11.6%
Asia Pacific Total	222,000	76.0%	222,000	77.9%

Americas and Europe	70,000	24.0%	63,000	22.1%

	292,000	100.0%	285,000	100.0%
Active Preferred Customers by Region (2)
(unaudited)

	As of
	30-Jun-18		29-Jun-19
Asia Pacific
Greater China	206,000	67.5%	176,000	65.2%
Southeast Asia Pacific	20,000	6.6%	21,000	7.7%
North Asia	11,000	3.6%	14,000	5.2%
Asia Pacific Total	237,000	77.7%	211,000	78.1%

Americas and Europe	68,000	22.3%	59,000	21.9%

	305,000	100.0%	270,000	100.0%
(1)	Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.
(2)	Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period. China utilizes a Preferred Customer program that has been implemented specifically for that market.

Contacts

Investors contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280